Consent of KPMG Peat Markwick LLP
              Central's Former Independent Auditors
                          Exhibit 23.6

                      CONSENT OF INDEPENDENT
                  CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Central Bancorporation:

We consent to the use of our report incorporated herein by reference dated January 20, 1995, relating to the consolidated balance sheet of Central Bancorporation and subsidiary as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1995 annual report on Form 10-KSB of Central Bancorporation, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to a change in the method of accounting for certain investments in debt and equity securities.

/s/ KPMG Peat Marwick LLP
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Seattle, Washington
April 26, 1996


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